UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 18, 2005

Date of report (Date of earliest event reported)

FIELDSTONE INVESTMENT CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Maryland	000-50938	74-2874689
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

11000 Broken Land Parkway, Suite 600

Columbia, Maryland 21044

(Address of Principal Executive Offices)

(410) 772-7200

(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

 Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Officers

                (c)           Appointment of Principal Officer

                                On October 18, 2005, Fieldstone Investment Corporation (the “Registrant”) appointed Teresa McDermott, age 43, as its Principal Financial Officer and Principal Accounting Officer.

                                Ms. McDermott has served as the Registrant’s Senior Vice President—Controller since February 2004.  From January 2003 to February 2004, she held the position of Vice President & Controller, and from November 2001 to January 2003, she served as Assistant Vice President & Assistant Controller. Prior to joining the Registrant, Ms. McDermott served as Chief Financial Officer of PCLoans.com, the successor to Capital Mortgage Bankers, Inc., a national mortgage banking corporation, from 1985 to 1990 and from 1996 to 2001. Prior to PCLoans.com, Ms. McDermott managed the financial reporting and budgeting efforts for Signature Development, Inc. where she served as Senior Vice President and Controller from 1990 through 1996. Still prior, Ms. McDermott worked as an Accounting Manager for Mercantile Mortgage Corporation. She received her B.A. degree in Accounting from Loyola College and is a certified public accountant.

                                No “family relationship,” as that term is defined in Item 401(d) of Regulation S-K, exists among Ms. McDermott and any director, nominee for election as a director or executive officer of the Registrant.  The Registrant has not entered into an employment agreement with Ms. McDermott.  The Registrant has entered into a severance agreement with Ms. McDermott pursuant to which, after a change in control of the Registrant, Ms. McDermott would be entitled to a lump sum payment equal to 12 months’ salary if, within 12 months following the consummation of the change in control, she were to be terminated for reason other than cause or if she terminated her employment for good reason.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIELDSTONE INVESTMENT CORPORATION

Date: October 19, 2005	By:	/s/ Michael J. Sonnenfeld
President and Chief Executive Officer